Exhibit 10.1

2010 MANAGEMENT INCENTIVE COMPENSATION PLAN SUMMARY

Alliant Energy Corporation (the “Company”) maintains the Management Incentive Compensation Plan (MICP), which provides eligible employees with a cash bonus if corporate and individual goals are met. The following is a summary of the material terms of the MICP applicable to named executive officers of the Company for 2010.

Alliant Energy Corporate Performance: The tables below outline the 2010 goals against which corporate performance will be measured and the funding associated with each level of achievement. An MICP incentive pool is established based on achievement of these corporate performance measures.

2010 CORPORATE PERFORMANCE MEASURES

For Purposes of Determining the Short-Term Incentive Pool

Financial Corporate Performance Measures

Earnings Per Share (EPS) (1)		Cash Flow (2)
Level	Funding
Maximum ($2.81)	150%

Target ($2.45)	100%	Target ($625 Million)

Threshold (3) ($2.20)	20%

Weighting of EPS in final Corporate Performance		Weighting of Cash Flow in final Corporate Performance
60%		10%

(1)	Earnings per share (EPS) amounts used for purposes of determining short-term incentive pool will be based on utility earnings from continuing operations only, as adjusted by items excluded from our guidance as provided in our earnings release dated February 4, 2010.
(2)	Cash flow amount used for purposes of determining short-term incentive pool funding will be based on utility and Alliant Energy Corporate Services, Inc. (SERVCO) cash flows from operations only. Calculation of the cash flow amount will exclude changes from sales of customer receivables, tax-effected pension contributions and net collateral received by or paid by the utilities and SERVCO.
(3)	If the Threshold EPS level, which is 90% of the mid-point of utilities earnings per share guidance issued on February 4, 2010, is not met, there will be no payout for the 2010 plan year.

Other Corporate Performance Measures

Diversity (1)	Safety	Customer Satisfaction
Diverse population target

Women in non-traditional jobs
Spending targets to minority- and women-owned businesses	Reduce OSHA reportable incidents by a specified amount	Achieve specified customer satisfaction benchmark

Weighting of Diversity in final Corporate Performance	Weighting of Safety in final Corporate Performance	Weighting of Customer Satisfaction in final Corporate Performance
5%	10%	15%

(1)	Diversity goal will be met, and 5% of incentive pool will fund, if two of the three diversity metrics are met.

MICP Incentive Pool: The short-term incentive pool varies from 0% to 150% of the total target incentives. If threshold EPS is not met, the pool will not fund. If the pool is not funded, no incentive payments will be made regardless of achievement of the other corporate goals or individual goals. If threshold EPS is met, the pool will be funded based on the final EPS results, which provides the funding level, and the achievement of the other goals. Each goal that is met will cause funding of the pool based on that goal’s weighting. The total incentive pool will be multiplied by the funding level determined by EPS results.

MICP Target Incentives: If the incentive pool is funded, achievement of the target level goals and objectives may result in a payout of 100% of the incentive opportunity. However, a participant’s final award may range anywhere from 0 to 200% of that target based on an individual’s achievement of individual performance goals. Incentive opportunity is expressed as a percentage of eligible earnings for the plan year.

Individual Performance Goals: If the incentive pool is funded, a participant’s final award will be based on achievement of individual performance goals. For 2010, there are individual financial and execution goals for the CEO and other executive officers. Individual financial goals are weighted at 60%. The 2010 annual financial goals are to achieve Alliant Energy Corporation consolidated EPS from continuation operations of $2.60 for the CEO and CFO, and Utility EPS from continuing operations of $2.45 for all the named executive officers. All officers have a target to achieve cash flows from continuing operations of $625 million at utilities and SERVCO, excluding changes in sales of customer receivables, tax-effected pension contributions and net collateral held by or paid by the utilities and SERVCO, if applicable. The CEO has a financial goal related to RMT, Inc. Mr. Aller has a financial goal related to certain non-regulated operations. Execution goals weighted at 40% include various accomplishments for customer satisfaction; diversity; safety; the WP&L and IP&L future rate cases; utility wind projects; utility advanced metering infrastructure projects; utility reliability standards; operational achievements; clean air compliance plan; environmental; strategic planning; succession planning; advocating to achieve manageable governmental outcomes; and cost control and other efficiency goals. These individual execution goals are weighted at 40%

Claw-back provision: The Company will seek reimbursement of excess incentive awards paid to executive officers under the MICP if the Company’s financial statements are the subject of a restatement due to gross negligence, intentional misconduct or fraud. This provision applies to incentive payments made within 12 months of the restatement.